MAGNUM d'OR RESOURCES INC.

THIS AGREEMENT entered into this 13th day of November, 2002.

BY AND BETWEEN:

MAGNUM d'OR RESOURCES INC.
(hereinafter referred to as "Magnum")
3266 Yonge Street, Suite 1208
Toronto, Ontario, Canada M4N 3P6
Incorporated in the State of Nevada

OF THE FIRST PART

-and-

TON FEI FRED THAM (hereinafter referred to as "Tham")
4323 West 12th Ave.
Vancouver, British Columbia, Canada, V6R 2P9

OF THE SECOND PART

WHEREAS, Magnum will acquire an option to purchase up to an undivided 100% mineral rights interest in the Shandi Property representing approximately 50,000 hectares located approximately 48.5 km north of the town known to be Shuteen, Mongolia. By signing this document Tham and Magnum will have entered into a binding agreement (the "Agreement") on the terms and conditions contained herein.

1. For the purposes of this Agreement, the following terms shall be defined as follows:
   "Property" means the mineral property rights and license claims in Mongolia representing approximately 50,000 hectares located approximately 48.5 km north of the town known to be Shuteen, Mongolia, as more particularly described on Schedule A;
   "Magnum" means Magnum d'Or Resources Inc., having an office at the address appearing at the top of this page of the Agreement; and
   "Vendor" (and "Tham") means Ton Fei Fred Tham, having an office at the address appearing at the top of this page of the Agreement, and having a 100% legal and beneficial ownership interest of the mineral rights and property licenses in Mongolia.

2. Magnum has entered into this Agreement based upon the following representations and warranties made by Tham:
   The Property mineral rights and licenses:

is beneficially owned by the Vendor as described in paragraph 1 (a) above and has been validly staked, located, recorded or otherwise properly acquired by the Vendor in accordance with all applicable laws and regulations of Mongolia;

is in good standing in accordance with all applicable Mongolian laws and regulations and all taxes, charges and assessments of any kind whatsoever required to keep the Property in good standing have been paid or filed, as the case may be; and

is not subject to any liens, charges, encumbrances, adverse claims, royalties, joint ventures, options or underlying agreements of any kind whatsoever.

Tham has good and sufficient right and authority to enter into this Agreement and to carry out Tham's obligations hereunder.

3. Magnum will earn 100% of its interest in the Property as follows:

(a) The Vendor hereby grants to Magnum the sole and exclusive right and option to acquire a 60% undivided interest (the "60% Interest") in the Property. In order to earn the 60% interest, Magnum shall, within 3 business days of the execution of this Agreement:

(i) deliver to Tham's attorney a total of 200,000 common shares (the "shares") of Magnum registered under the Securities Act of 1933, 200,000 common shares of Magnum that are: free of any hold restrictions, non-cancellable, of free and clear title and not subject to any liens or encumberances of which amount:

A. 50,000 common shares shall be immediately released to the Vendor; and

B. 150,000 common shares shall be held in trust for the Vendor and shall be released to the Vendor in amounts of 50,000 common shares every 3 months after the initial release; instructions consistent with this agreement to be provided and followed by the attorney holding shares in trust.

pay forthwith to the Vendor the sum of USD $35,000 within 3 business days of the signing of the agreement; and

Magnum shall make expenditures on the exploration and development of the Property in the amount of USD $20,000 within 12 months of the execution of this Agreement.

The Vendor hereby further grants to Magnum the sole and exclusive right and option to acquire the remaining 40% undivided interest (the "40% Interest") in the Property. In order to earn the remaining 40% interest, Magnum shall make expenditures on the exploration and development of the Property in the total amount of USD $75,000 within 12 months of the execution of this Agreement (amount spent in paragraph 3(a)(iii) can be used to reduce the required total amount in this paragraph).

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4. Magnum agrees that, following the completion of this Agreement, it will not cause any dilution to the stock position of the Vendor by carrying out a consolidation of its issued and outstanding securities within the following 12 month period after the date of signing this agreement.

5. Magnum hereby agrees to pay to the Vendor a net smelter return royalty (the "Royalty") equal to 3% of the net smelter returns realized from production on the Property. Net Smelter returns shall be the gross proceeds received by Magnum, the manager and operator (the "Manager") of the Property, in any year from the sale of ore (being any material containing minerals of commercial economic value including any concentrates or other products derived there from) from the mining operation on the Property, less successively:
   (a) custom smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser; and
   (b) costs of handling, transporting and insuring ores, minerals and other materials or concentrates from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment; and
   (c) ad valorum taxes and taxes based upon production, but not income taxes.

6. Subject to all of the foregoing, Magnum shall have the sole and exclusive right and authority to explore, develop and mine the Property and, in this regard, Magnum shall be entitled to:
   (a) enter on the Property and have sole exclusive and quiet possession thereof;
   (b) do such prospecting, exploration, development and other mining work on the Property as Magnum, in its sole discretion, may deem advisable;
   (c) bring and erect upon the Property such buildings, plant, machinery and equipment (collectively the "Operating Fixtures") as Magnum in its sole discretion, may deem advisable; and
   (d) do all such further acts as may, from time to time, be reasonably necessary to carry out the full intent and meaning of this Agreement.

7. In carrying out its activities on the Property, Magnum shall:
   (a) maintain the Property in good standing by the doing and filing of assessment work or the making of payments in lieu thereof, and by the payment of taxes and other government levies and the performance of all other actions which may be necessary in that regard as more particularly described in Schedule B;
   (b) perform all work on the Property in a good and workmanlike fashion and in accordance with all applicable Mongolian laws and regulations;
   (c) remit any required payments or taxes to the Mongolian government or otherwise, in respect of the Property, estimated to be approximately USD $5,000 per annum to be paid each year before the 17 of August;

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(d) assume all environmental responsibility for work undertaken on the Property; and

(e) make itself of aware of all applicable Mongolian laws in respect of the Property, including those described at http://www.indiana.edu/~mongsoc/mong/laws/minerallaw.html and otherwise, and shall abide by the same.

The Vendor shall be entitled to terminate this Agreement if Magnum fails to meet a material obligation hereunder and only after the Vendor have given Magnum written notice of such failure and only if Magnum has not rectified such failure within 30 days of the notice. Magnum shall be entitled to terminate this Agreement only if the Vendor fails to meet a material obligation hereunder and only after Magnum has given the Vendor written notice of such failure and only if the Vendor has not rectified such failure within 30 days of the notice.

8. The parties further agree that:

(a) Magnum shall be entitled to defer any obligation hereunder in the event of force majeure, where force majeure is defined as an act of God, war, revolution, insurrection, riot, blockade or any other unlawful act against public order or authority, strike, lockout or other industrial disturbance, storm, fire, flood, explosion or lightning, the failure to obtain the approval or any government, governmental agency, commission, board or other tribunal having jurisdiction, and any other event not reasonably within the control of Magnum;

(b) any disputes hereunder shall be submitted to a single arbitrator for arbitration pursuant to the Commercial Arbitration Act of British Columbia;

(c) any notice, demand, payment or other communication (collectively the "Correspondence") to be given hereunder shall be in writing and shall be delivered to the address or fax number of the party appearing herein;

(d) they shall do all such things and execute all such written materials as may be required to carry out the full intent and meaning of this Agreement;

(e) Magnum shall be entitled to assign this Agreement without the consent of the Vendor, provided that the assignee agrees to be bound by the terms and conditions of this Agreement, and the Vendor shall be entitled to assign this Agreement but only if they first obtain the written consent of Magnum;

(f) this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns; and

(g) this is the entire Agreement between the parties in respect of the matter referred to herein and no amendment or interpretation of this Agreement will be binding on the parties unless same is in writing executed by the parties hereto.

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Please sign and return the enclosed copy of this Agreement to us to indicate your agreement to the terms and conditions set forth herein. The parties acknowledge that this Agreement may be signed in counterpart and by facsimile, if necessary.

Yours truly,
MAGNUM d'OR RESOURCES INC.

Per: Levine

MICHAEL R. LEVINE
Chief Executive Officer

Agreed to and accepted this 8th **day of** November **, 2002**

SIGNED, SEALED & DELIVERED by
TON FEI FRED THAM
residing at the following address:
4323 West 12th Ave.
Vancouver, British Columbia,
Canada V6R 2P9

TON FEI FRED THAM

Agreed to and accepted this 14th **day of** November **, 2002**

Signature of Witness

Name: Ivan Bebek

Address: 206-2020 Bellevue Ave
West Vancouver B.C.
V7V 1B8

Occupation: Consultant

SCHEDULE "A"

[Property representing approximately 50,000 hectares located approximately 48.5 km North of the town known to be Shuteen, Mongolia, with the following coordinates.

POINT	EAST	NORTH
1	108.00	45.00
2	108.23	45.00
3	108.23	44.73
4	108.08	44.73
5	108.00	44.84

MAP OF THE SUBJECT PROPERTY IS ON THE FOLLOWING PAGE AND IS A CONTINUATION OF SCHEDULE "A".


MONGOLIA
Ondorhaan
Mandalgovi
CLAIM LOCATION


Undurshil
Buyant-ovoo
CLAIM LOCATION
IUC CLAIM
IVANHOE CLAIM
Bayan Dobo Sume
0 20 40
kilometers
1. 108.60 °, 45.00 °
2. 108.23 °, 45.00 °
3. 108.23 °, 44.73 °
4. 108.08 °, 44.73 °
5. 108.00 °, 44.84 °

SCHEDULE "A" (continued) 2

TOTAL P.04

SCHEDULE "B"

1. You are entitled to develop honestly the following information, reports and statements in due time. One copy shall be forwarded to the Vendor who will the pass them to the necessary parties to be the Geology Mining and Inspection Service (GMIS) of Mongolia and the Minerals Authority (MA) of Mongolia respectively.

   a. Provide a work plan on prospecting and exploration. (within 60 days of acquiring option).
   b. Annual report on any prospecting activities taken place on the property.
   c. Reports and safety on the labor safety engineering where necessary.
   d. Provided that the agreement is terminated, Magnum shall forward one copy to the vendor of a report on any work done on the property if work is done in the duration of the agreement within 60 days of the termination of the agreement.
   e. Shall develop within 60 days of the work plan on the nature and environmental protection and shall them presented and approved by the Governor of the county and district doing so obtaining an official attestation thereon from the concerned Governor.
   f. In conducting the prospecting and exploration work, the first priority shall be to employ the citizens of Mongolia when possible.

TOTAL P.01